Exhibit (a)(1)(xi)
For Immediate Release
Wednesday, June 23, 2010
Contact:   Kate Snedeker
               317-258-3748
JS Acquisition, Inc. Extends Tender Offer to purchase Class A Common Stock of Emmis Communications for $2.40 per Share in Cash and Removes Financing Condition
Indianapolis, IN (NASDAQ: EMMS) — June 23, 2010 — JS Acquisition, Inc., an Indiana corporation (“JS Acquisition”) owned by Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President of Emmis Communications Corporation (“Emmis”), today announced that it is extending until 5:00 p.m., New York City time, on Friday, July 30, 2010, its offer (the “Offer”) to purchase substantially all of Emmis’ outstanding shares of Class A Common Stock for $2.40 per share in cash. The tender offer is being extended in order to be able to coordinate the timing of the planned deadlines of the Offer with those of an exchange offer by Emmis of 12% PIK Senior Subordinated Notes due 2017 for Emmis’ 6.25% Series A Cumulative Convertible Preferred Stock. Emmis has not yet commenced the exchange offer but has announced that it expects to do so shortly after completion of review by the U.S. Securities and Exchange Commission.
JS Acquisition also announced today that it has removed the condition to the tender offer that its parent, JS Acquisition, LLC, an Indiana limited liability company that is wholly-owned by Mr. Smulyan, receive the financing to be provided by an affiliate of Alden Global Capital Limited (“Alden”), a private asset management company with over $3 billion under management, pursuant to the Securities Purchase Agreement, dated May 24, 2010, by and among JS Acquisition, LLC, Mr. Smulyan, Alden and certain of its affiliates (the “Alden Purchase Agreement”). The tender offer will be conditioned on the Alden Purchase Agreement remaining in full force and effect and the conditions to the closing of the transactions under the Alden Purchase Agreement having been satisfied or waived.
As of 5:00 p.m., New York City time, on Tuesday, June 22, 2010, approximately 193,943 shares of Class A Common Stock have been tendered in and not withdrawn from the Offer.
About JS Acquisition and JS Acquisition, LLC
JS Acquisition is an Indiana corporation owned by Mr. Smulyan and JS Acquisition, LLC. JS Acquisition was formed for the purpose of engaging in a going private transaction with Emmis and has carried on no other activities other than in connection with the tender offer, the merger and prior potential going private transactions. JS Acquisition, LLC is an Indiana limited liability company that is wholly-owned by Mr. Smulyan.
About Alden
Alden Global Capital Limited is a Jersey (Channel Islands) based private asset management company. Alden Global Capital, a division of Smith Management LLC, is a New York based private asset management company which, together with Alden Global Capital Limited, manages the Alden funds, which have over $3 billion in assets. The principal business address of Alden Global Capital Limited is First Floor, Liberation Station, Esplanade, St. Helier, Jersey JE2 3AS and the other Alden entities are located at 885 Third Avenue, 43rd Floor, New York, NY 10022 and Alden Global Capital’s business telephone number is (212) 888-5500.

About Emmis
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. As of February 28, 2010, Emmis owns and operates seven FM radio stations serving the nation’s top three markets — New York, Los Angeles and Chicago, although one of Emmis’ FM radio stations in Los Angeles is operated pursuant to a Local Marketing Agreement whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, Emmis owns and operates fourteen FM and two AM radio stations with strong positions in St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.
In addition to Emmis’ domestic radio properties, Emmis operates an international radio business and publishes several city and regional magazines. Internationally, Emmis owns and operates national radio networks in Slovakia and Bulgaria. Emmis’ publishing operations consists of Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Orange Coast, and Country Sampler and related magazines. Emmis also engages in various businesses ancillary to Emmis’ broadcasting business, such as website design and development, broadcast tower leasing and operating a news information radio network in Indiana.
Emmis’ news releases and other information are available on the company’s website at www.emmis.com.
IMPORTANT INFORMATION
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR EXCHANGE OR THE SOLICITATION OF AN OFFER TO SELL OR EXCHANGE CLASS A COMMON STOCK, PREFERRED STOCK, STOCK OPTIONS, RESTRICTED STOCK, DEBT OR OTHER SECURITIES OF EMMIS.
JS ACQUISITION HAS COMMENCED AN OFFER TO PURCHASE SHARES OF CLASS A COMMON STOCK OF EMMIS PURSUANT TO THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, DATED JUNE 2, 2010 (TOGETHER WITH AMENDMENTS AND SUPPLEMENTS THERETO, THE “TENDER OFFER DOCUMENTS”) THAT WAS FILED UNDER COVER OF A COMBINED SCHEDULE TO/13E-3 TRANSACTION STATEMENT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE TENDER OFFER DOCUMENTS HAVE BEEN DISTRIBUTED TO EMMIS’ SHAREHOLDERS. THIS PRESS RELEASE IS NOT A SUBSTITUTE FOR THE TENDER OFFER DOCUMENTS.
SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO THE TENDER OFFER. INVESTORS MAY OBTAIN FREE COPIES OF THE TENDER OFFER DOCUMENTS AT THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, COPIES OF THE TENDER OFFER DOCUMENTS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO BNY SHAREOWNER SERVICES, THE INFORMATION AGENT FOR THE TENDER OFFER, AT 1-866-301-0524. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.
IN CONNECTION WITH THE TENDER OFFER, EMMIS INTENDS TO COMMENCE AN OFFER TO ISSUE NEW 12% PIK SENIOR SUBORDINATED NOTES DUE 2017 IN EXCHANGE FOR EMMIS’ 6.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK (THE “EXCHANGE OFFER”). ALSO, IN CONNECTION WITH THE EXCHANGE OFFER AND THE TENDER OFFER, EMMIS WILL BE SOLICITING PROXIES (THE “PROXY SOLICITATION”) FROM ITS COMMON AND PREFERRED SHAREHOLDERS TO VOTE IN FAVOR OF CERTAIN PROPOSED AMENDMENTS TO EMMIS’ ARTICLES OF INCORPORATION. EMMIS HAS NOT COMMENCED EITHER THE EXCHANGE OFFER OR THE PROXY SOLICITATION. THE EXCHANGE OFFER AND PROXY SOLICITATION WILL BE COMMENCED PURSUANT TO A DEFINITIVE OFFER TO EXCHANGE, DEFINITIVE PROXY STATEMENTS AND THEIR RESPECTIVE LETTERS OF TRANSMITTAL AND OTHER RELATED MATERIALS (THE “DEFINITIVE DOCUMENTS”) THAT WILL BE DISTRIBUTED TO EMMIS’ SHAREHOLDERS AND FILED WITH THE SEC. THIS PRESS RELEASE IS NOT A SUBSTITUTE FOR THE DEFINITIVE DOCUMENTS.

SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE DEFINITIVE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO THE PROPOSED EXCHANGE OFFER AND THE PROXY SOLICITATION. THE DEFINITIVE DOCUMENTS WILL BE FILED WITH THE SEC. INVESTORS MAY OBTAIN FREE COPIES OF THE DEFINITIVE DOCUMENTS THAT WILL BE FILED WITH THE SEC (WHEN AVAILABLE) AT THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE DOCUMENTS MAY BE OBTAINED FOR FREE (WHEN AVAILABLE) BY DIRECTING SUCH REQUESTS TO BNY SHAREOWNER SERVICES, THE INFORMATION AGENT FOR THE EXCHANGE OFFER AND PROXY SOLICITATION, AT 1-866-301-0524. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE DOCUMENTS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE PROPOSED EXCHANGE OFFER OR THE PROXY SOLICITATION.
EMMIS AND ITS DIRECTORS AND OFFICERS AND OTHER MEMBERS OF MANAGEMENT AND EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THAT SOLICITATION OF PROXIES. INFORMATION REGARDING EMMIS’ DIRECTORS AND EXECUTIVE OFFICERS IS DETAILED IN ITS PROXY STATEMENTS AND ANNUAL REPORTS ON FORM 10-K, PREVIOUSLY FILED WITH THE SEC AND THE PRELIMINARY PROXY STATEMENT WITH RESPECT TO THE PROPOSED AMENDMENTS, AS MAY BE AMENDED FROM TIME TO TIME, WHICH WAS FILED WITH THE SEC ON MAY 27, 2010. SUCH INFORMATION WILL ALSO BE CONTAINED IN THE DEFINITIVE DOCUMENTS, ONCE THEY ARE AVAILABLE.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about Emmis’ beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Although Emmis believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Emmis’ actual results could differ materially from those described in the forward-looking statements.
Emmis’ ability to achieve its objectives could be adversely affected by the factors discussed in its Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and Preliminary Proxy Statement/Offer to Exchange filed with the SEC on May 27, 2010, as well as, among others: (1) the occurrence of any event, change or other circumstances that could give rise to the inability to complete the proposed transactions described above due to the failure to satisfy the conditions required to complete the proposed transactions, (2) the outcome of any legal proceedings that have been and may be instituted against Emmis and others following announcement of the proposed transactions, (3) the ability to recognize the benefits of the proposed transactions, (4) the amount of the costs, fees, expenses and charges related to the proposed transactions, (5) general industry conditions such as the competitive environment, (6) regulatory matters and risks, (7) legislative developments, (8) changes in tax and other laws and the effect of changes in general economic conditions, (9) the risk that a condition to closing of the proposed transactions may not be satisfied, and (10) other risks to consummation of the proposed transactions, including the risk that the proposed transactions will not be consummated within the expected time period.
Many of the factors that will determine the outcome of the subject matter of this press release are beyond Emmis’ ability to control or predict. Emmis undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Additional information regarding these risk factors and uncertainties is detailed from time to time in Emmis’ filings with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and Preliminary Proxy Statement/Offer to Exchange filed with the SEC on May 27, 2010. These filings are also available for viewing on Emmis’ website. To access this information on Emmis’ website, please visit www.emmis.com and click on “Investors”, “SEC Filings”.